Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

September 10, 2021

Recro Pharma, Inc.

1 E. Uwchlan Ave, Suite 112

Exton, Pennsylvania 19341

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Recro Pharma, Inc., a Pennsylvania corporation (the “Company”), in connection with the resale from time to time by the selling stockholders named in the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) by the Company in connection with the resale of an aggregate of 9,302,718 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

This opinion is being furnished to you in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus contained therein (the “Prospectus”), other than as expressly stated herein with respect to the resale of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We are opining herein as to the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issuance of the Shares has been duly authorized by all necessary corporate action of the Company, and such Shares, when issued, shall be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose

Recro Pharma, Inc. September 10, 2021 Page 2

consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP
TROUTMAN PEPPER HAMILTON SANDERS LLP